Exhibit 99.2

MiMedx Announces Filing of 2020 First Quarter Form 10-Q

Company Now Caught Up in Financial Reporting

First Quarter Net Sales of $61.7 million

MARIETTA, Ga., July 6, 2020 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the filing of its 2020 first quarter Form 10-Q. The Company has additionally filed each of the 2019 Form 10-Qs, for the first, second, and third quarters of 2019, and is now caught up in its financial reporting.

Peter M. Carlson, MiMedx Chief Financial Officer, said, “This is a significant milestone for MiMedx. We have made tremendous progress as a company with the filing of our 2019 Annual Report, the closing of critical financing from premier healthcare investors, and the addition of two industry leaders to our Board of Directors. Now, with the filing of our first quarter Form 10-Q and the initial steps taken to apply to relist our common stock, we are focused on positioning the organization to anticipate and address unmet patient needs.”

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “The early, innovative work by the Company to develop foundational clinical and scientific evidence enabled amniotic tissue to reach the market in a safe, commercially viable, and logistically feasible way. Today, more than 30 million Americans have diabetes and close to three million of these people suffer from chronic wounds. Many will face serious complications – including repeated, unhealed wounds – that may lead to limb amputation. Our essential purpose is to provide advanced treatment options for these patients and the health professionals that serve them. Our improved financial stability enables us to focus on that work and demonstrate the clinical and economic value of our products. Today is a clear turning point for MiMedx. Our ability to advance wound-healing science that informs the pathology of healing will further differentiate the value of our business and set the foundation for our platform portfolio to address other areas of unmet need.”

Highlight of Key Metrics

•	First quarter net sales of $61.7 million, a 7.2% decrease over the quarter ended March 31, 2019

•	Net loss of $4.8 million

•	Adjusted EBITDA[1] of $3.1 million

	Quarter Ended March 31,
	(in thousands)
	2020	2019
Net sales	$61,736	$66,555
Net (loss) income	(4,821)	(13,273)
EBITDA[1]	(11,961)	(11,514)
Adjusted EBITDA[1]	3,114	10,865
Net (loss) income per common share - basic	$(0.04)	$(0.12)
Net (loss) income per common share - diluted	$(0.04)	$(0.12)

1.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net (loss) income, located in “Selected Unaudited Financial Information” of this release.

Net sales for the quarter ended March 31, 2020 were $61.7 million, primarily recognized on an “as-shipped” basis, a 7.2% decrease compared to the quarter ended March 31, 2019 revenue of $66.6 million, recognized on a “cash-receipts” basis. The decrease is due to lower shipment levels in the last half of March 2020, reflecting the impact of the COVID-19 global pandemic further discussed below. Included in net sales for the quarter ended March 31, 2020 are net sales of $4.5 million related to the contracts as to which revenue is being recognized when the Company receives payment from the customer, as more fully described in the notes to the unaudited condensed consolidated financial statements included in the 2020 first quarter Form 10-Q.

Gross margin in the first quarter of 2020 was 84% as compared to 89% in the first quarter of 2019. The gross margin decrease reflects the cost of higher quality standards of current Good Manufacturing Practices (cGMP) and investments in our Biologic License Application (BLA) programs.

Selling, General and Administrative (SG&A) expenses for the first quarter of 2020 decreased approximately $3.9 million, or 7.7%, to $46.9 million compared to $50.9 million for the first quarter of 2019. The decrease was primarily related to a reduction in legal fees related to normal course of business matters, and a decrease in discretionary expenses as the Company implemented safety and cost-containment measures to mitigate the impact to the business from COVID-19. This was partially offset by an increase in severance expense.

Investigation, restatement and related expense for the first quarter of 2020 decreased approximately $2.5 million, or 13.9%, to $15.6 million, compared to $18.1 million for the first quarter of 2019. The decrease was primarily related to a reduction in investigation and litigation costs, as the Audit Committee investigation concluded in May 2019.

COVID-19 Impact

Our ability to sell our product has been hampered by the COVID-19 pandemic. Our sales force is spread across the country, and in many areas, our sales force was excluded from hospitals and other medical facilities. Additionally, many patients stayed away from healthcare facilities, in part due to shelter-in place restrictions. The impact of the pandemic had an adverse effect on our revenues beginning late in the first quarter of 2020 and continuing into April. By mid-May, access to hospitals and healthcare providers by our sales force had been mostly restored, and we began to see significant numbers of patients return for treatment, including for elective procedures. However, as of the date of this release, additional restrictions have been put in place in some areas of the country that again limit or postpone elective surgical procedures, and in particular, in areas of the country that contribute a larger portion of our sales. Future sales will depend on patients’ willingness to visit healthcare providers for care, and our sales force’s access to healthcare providers. At this time, the future impacts of COVID-19 on our business remain uncertain.

In response to these challenges, our management team initiated several actions. Most discretionary expenses such as travel were cancelled. Merit salary increases were deferred and, beginning on April 5, 2020, we reduced employee salaries, including those of senior executives, on a sliding scale with larger reductions applied to larger salaries. We intend for these reductions to last up to six months, and estimate that the combination of these efforts has saved the Company approximately $9 million through June 30, 2020. This has allowed us to reduce our expense base and reduce cash outlays, although we expect our margins to be temporarily reduced until sales levels return to normal. Nevertheless, at the end of the first quarter of 2020 and continuing into April, we saw a reduction in the amount of cash generated by the business. As of March 31, 2020, the Company had $53.5 million of cash and cash equivalents and $72.2 million of long-term debt.

Recent Developments

We expect net sales during the quarter ended June 30, 2020 to decline between 23-27% from $67.4 million of net sales in the quarter ended June 30, 2019. We attribute most of this anticipated decline to the impact of COVID-19. The pandemic caused elective procedures to be delayed and/or canceled, as well as increased access restrictions within patient settings, making it difficult to retain and generate new business. Gross margin for the quarter ended June 30, 2020 is expected to be between 84-86%. Cost-containment actions continued in the second quarter, and we expect SG&A expenses in the quarter ended June 30, 2020 to have decreased 16-20%, compared to the quarter ended June 30, 2019. We expect Investigation, restatement and related expenses to be approximately $11 million in the quarter ended June 30, 2020.

On July 2, 2020, the Company announced the closing of concurrent $150 million private equity and debt financings, consisting of an equity financing pursuant to a Securities Purchase Agreement with EW Healthcare Partners and certain funds managed by Hayfin Capital Management LLP (“Hayfin”) and a debt financing pursuant to a Loan Agreement with Hayfin. Under the Securities Purchase Agreement, the Company issued shares of a newly created Series B Convertible Preferred Stock for an aggregate purchase price of $100,000,000 (the “Equity Investment”), with $90,000,000 being made by an affiliate of EW Healthcare Partners and $10,000,000 being made by Hayfin. Under the Loan Agreement, Hayfin is providing MiMedx with a five-year term loan facility in the aggregate principal amount of $50 million, the full amount of which has been borrowed and funded, and a one-year delayed draw term loan facility in the aggregate principal amount of $25 million, which has not been drawn or funded (collectively, the “Hayfin Loan Transaction”).

The aggregate proceeds of the Equity Investment and the Hayfin Loan Transaction have been or will be used (i) to repay the outstanding principal, interest, and prepayment premium resulting from the early termination of the Company’s Term Loan Agreement with Blue Torch Finance LLC (the “BT Loan Agreement”), (ii) for working capital and general corporate purposes, and (iii) to pay transaction fees, costs, and expenses incurred in connection with the Equity Investment, the Hayfin Loan Transaction, and related transactions.

Prior to the Equity Investment and the Hayfin Loan Transaction, at June 26, 2020, the Company had approximately $48 million of cash and cash equivalents and approximately $73 million of long-term debt. Following the closing of the Preferred Stock Transaction and the Hayfin Loan Transaction, and the repayment and termination of the BT Loan Agreement, as of July 2, 2020, the Company had approximately $110 million of cash and cash equivalents and approximately $50 million of long-term debt.

Shareholder Webcast

MiMedx will host a webcast of its full year 2019 and first quarter 2020 results on Tuesday, July 7, 2020, beginning at 8:30am, Eastern Daylight Time. This call can be accessed using the following information:

U.S. Investors: 1-877-407-4018

International Investors: 201-689-8471

Conference ID: 13706593

Webcast: http://public.viavid.com/index.php?id=140606

A replay of the webcast will be available on the Company’s website at www.mimedx.com following the conclusion of the call.

Important Cautionary Statement

This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding the anticipated effects of the COVID-19 pandemic; expected sales, gross margin and expenses for the second quarter of 2020; and the expected duration and effects of cost containment measures. Forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this release.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.9 million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Hilary Dixon

Investor Relations & Corporate Communications

770.651.9066

investorrelations@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$53,525	$69,069
Accounts receivable, net	31,932	32,327
Inventory, net	9,247	9,104
Prepaid expenses	5,239	6,669
Income tax receivable	10,729	18
Other current assets	5,216	6,058

Total current assets	115,888	123,245

Other long term assets	43,021	43,921

Total assets	$158,909	$167,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,756	$8,710
Accrued compensation	17,116	21,302
Accrued expenses	30,661	32,161
Current portion of long term debt	3,750	3,750
Other current liabilities	2,416	1,399

Total current liabilities	63,699	67,322
Long term debt, net	61,637	61,906
Other liabilities	3,234	3,540
Total liabilities	128,570	132,768

Total stockholders’ equity	30,339	34,398

Total liabilities and stockholders’ equity	$158,909	$167,166

MiMedx Group, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except for percentage data)

	Three Months Ended March 31,		Change
	2020	2019	$	%
Net sales	$61,736	$66,555	$(4,819)	(7.2%)
Cost of sales	10,025	7,418	2,607	35.1%

Gross profit	51,711	59,137	(7,426)	(12.6%)

Operating expenses:
Selling, general and administrative	46,942	50,862	(3,920)	(7.7%)
Investigation, restatement and related	15,592	18,107	(2,515)	(13.9%)
Research and development	2,650	2,902	(252)	(8.7%)
Amortization of intangible assets	271	233	38	16.3%
Impairment of intangible assets	—	446	(446)	(100.0%)

Operating (loss) income	(13,744)	(13,413)	(331)	(2.5%)

Other income (expense)
Interest (expense) income, net	(2,387)	211	(2,598)	(1231.3%)
Other income (expense), net	6	(29)	35	120.7%

(Loss) income before income tax provision	(16,125)	(13,231)	(2,894)	(21.9%)
Income tax provision benefit (expense)	11,304	(42)	11,346	27014.3%

Net (loss) income	$(4,821)	$(13,273)	$8,452	63.7%

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(4,821)	$(13,273)
Adjustments to reconcile net loss to net cash provided by operating activities
Share-based compensation	3,349	3,014
Depreciation	1,506	1,695
Amortization of intangible assets	271	233
Amortization of deferred financing costs and debt discount	668	—
Non-cash lease expenses	239	269
Loss on fixed asset disposal	—	1
Intangible asset impairment	—	1,258
Increase (decrease) in cash resulting from changes in the balance sheet	(13,493)	(8,457)

Net cash flows used in operating activities	(12,281)	(15,260)

Cash flows from investing activities:
Purchases of property and equipment	(1,011)	(648)
Principal payments from note receivable	—	389
Patent application costs	(75)	(174)

Net cash flows used in investing activities	(1,086)	(433)

Cash flows from financing activities:
Proceeds from exercise of stock options	298	—
Shares repurchased for tax withholdings on vesting of restricted stock	(1,538)	(1,044)
Repayment of term loan	(937)	—

Net cash flows (used in) provided by financing activities	(2,177)	(1,044)

Net change in cash	(15,544)	(16,737)

Cash and cash equivalents, beginning of year	69,069	45,118

Cash and cash equivalents, end of year	$53,525	$28,381

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest (income) expense and (iv) income tax provision. Adjusted EBITDA is intended to provide an enduring, normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing items which may be irregular, one-time, or non-recurring from EBITDA; most significantly those expenses related to the Audit Committee investigation and restatement. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense (income), (iv) income tax provision, (v) costs incurred in connection with the Audit Committee investigation and restatement, (vi) the effect of the change in revenue recognition on net income, (vii) share-based compensation and (viii) impairment of intangible assets. A reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA appears in the table below.

	Three Months Ended March 31,		Change
	2020	2019	$	%
Net (loss) income	$(4,821)	$(13,273)	$8,452	63.7%

Non-GAAP Adjustments:
Depreciation expense	1,506	1,695	(189)	(11.2%)
Amortization of intangible assets	271	233	38	16.3%
Interest expense (income), net	2,387	(211)	2,598	n/a
Income tax provision (benefit) expense	(11,304)	42	(11,346)	n/a

EBITDA	$(11,961)	$(11,514)	$(447)	(3.9%)

Additional Non-GAAP Adjustments
Costs incurred in connection with the Audit Committee Investigation and Restatement	15,592	18,107	(2,515)	(13.9%)
Effect of change in revenue recognition	(3,866)	—	(3,866)	n/a
Share-based compensation	3,349	3,014	335	11.1%
Impairment of intangible assets	—	1,258	(1,258)	n/a

Adjusted EBITDA	$3,114	$10,865	$(7,751)	(71.3%)